Exhibit 99.1

( BW)(GA-PTEK-HOLDINGS)(PTEK) Ptek's Premiere Conferencing Technology Complements Web Conferencing Solution Through New, Integrated Audio Offering

    ATLANTA--(BUSINESS WIRE)--September 22, 2004--

        Enables Users to Manage All Aspects of a Web Conference
                       Directly from the Desktop

    Ptek Holdings, Inc. (NASDAQ:PTEK) (www.ptek.com), a leading provider of innovative business, data and group communication services, and its Premiere Conferencing unit (www.premconf.com) today announced that it is providing integrated audio services for use with the IBM(R) Lotus(R) Instant Messaging and Web Conferencing Solution.
    Premiere Conferencing's audio service and industry-leading host control technology are integrated with the IBM Lotus Web Conferencing solution. The new service offers users a simple, one-click solution to initiate a collaborative work session, while the easy-to-use desktop controls allow the Web conference host to control all aspects of a presentation, such as adjusting volume levels, dialing out to participants, and muting or disconnecting participant lines.

    About Ptek Holdings, Inc.

    Ptek Holdings, Inc. is a leading provider of innovative business, data and group communications services for global enterprises. Companies use our audio and data conferencing solutions to conduct group meetings and presentations over the phone or Web. We also enable our customers to process and deliver large quantities of individualized, business critical information, such as electronic statements and invoices, financial transaction and travel confirmations, and drug prescriptions, via our global ASP platform. Ptek serves companies in nearly every business sector, including healthcare, technology, publishing, financial services, travel and hospitality. Our services are marketed under the Premiere Conferencing and Xpedite(R) brand names.
    Ptek Holdings' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.ptek.com.
    IBM and Lotus are trademarks of International Business Machine Corporation in the United States, other countries or both.
    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek's forward-looking statements, including, but not limited to, the following factors: technological change; the development of alternatives to our services; our ability to manage our growth; integration of acquired companies; possible adverse effects on our financial condition if we are unable to retain IBM as a significant customer at historical levels; possible adverse results of pending or future litigation or infringement claims; service interruptions; competitive pressures, including pricing pressures; general domestic and international economic, business or political conditions; legislative or regulatory changes; increased financial leverage; our dependence on our subsidiaries for cash flow; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors Affecting Future Performance" section of our Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

    CONTACT: Ptek Holdings, Inc.
             Randy Salisbury, 404-262-8461
             randy.salisbury@ptek.com